Exhibit 10.1

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (this “Agreement”) is made and entered into as of this ___ day of ___________, 2025 (the “Effective Date”) by and among Rallybio Corporation (“Rallybio”), a Delaware corporation, Rallybio, LLC (“Rallybio LLC”), a Delaware limited liability company, and Martin Mackay, Ph.D. (“Dr. Mackay”). Rallybio LLC is party to this Agreement solely for purposes of Section 1 hereof.

WITNESSETH

WHEREAS, Dr. Mackay is currently employed by Rallybio LLC as Executive Chairman of Rallybio and Rallybio LLC pursuant to that certain Second Amended and Restated Employment Agreement (the “Employment Agreement”), dated as of August 1, 2023, by and among Dr. Mackay, Rallybio and Rallybio LLC;

WHEREAS, Dr. Mackay wishes to resign and terminate his employment as Executive Chairman, effective December 31, 2024;

WHEREAS, the Board of Directors of Rallybio (the “Board”) has determined that Dr. Mackay will continue his service on the Board as Chairman of the Board following the termination of his employment as Executive Chairman;

WHEREAS, Rallybio desires to secure the services of Dr. Mackay as a consultant to Rallybio effective as of the Effective Date, and Dr. Mackay desires to perform such services; and

WHEREAS, Rallybio and Dr. Mackay desire to enter into this Agreement to set forth the terms of Dr. Mackay’s consulting relationship with Rallybio.

NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is hereby agreed by the parties as follows:

1.Termination of Employment. Dr. Mackay hereby acknowledges that he has resigned from his employment as Executive Chairman effective December 31, 2024, and that Dr. Mackay’s employment as Executive Chairman ended effective December 31, 2024 (the “Employment Term Date”). Rallybio and Rallybio LLC hereby accept such resignation as of the Employment Term Date. Dr. Mackay will be paid his base salary for his employment through the Employment Term Date. Dr. Mackay hereby acknowledges that with the receipt of Dr. Mackay’s final paycheck, other than as provided for below with respect to his 2024 annual bonus, he will have received all compensation and benefits that were due to Dr. Mackay through the Employment Term Date as a result of services performed for Rallybio and Rallybio LLC as Executive Chairman pursuant to the Employment Agreement. Dr. Mackay will remain eligible to be paid an annual bonus with respect to 2024 based on actual performance as determined by the Board or the Compensation Committee of the Board, with any such bonus to be paid at the same time as bonuses are paid to active employees of the Company, but no later than March 15, 2025.

2.Consulting Services. Dr. Mackay agrees to provide consulting services to Rallybio and Rallybio’s affiliates, including advising on research and scientific matters, strategy and strategic initiatives, capital raising, and investor relations, and such other services as reasonably requested by the Chief Executive Officer of Rallybio from time to time (the “Services”). Dr. Mackay agrees to devote such amount of time as is mutually determined by him and Rallybio to be reasonably required for him to perform the Services and to make himself available to perform the Services. Dr. Mackay shall be available to perform the Services pursuant to this Agreement during regular business hours, or as otherwise agreed, and either on site or remotely.

3.Compensation and Reimbursement; Equity Awards.

a.In full consideration of the Services performed by Dr. Mackay hereunder, Rallybio shall pay Dr. Mackay a fee in the amount of $18,750 per month (the “Consulting Fee”), pro-rated for partial months, which amount shall be paid not later than thirty (30) days after the end of the applicable calendar month. Rallybio shall reimburse Dr. Mackay for reasonable and customary out-of-pocket travel, hotel and other business expenses incurred at the request of Rallybio (the “Expenses”), subject to Rallybio’s expense reimbursement policies.

b.Any outstanding and unvested equity awards with a grant date on or prior to December 31, 2024, the vesting of which is based only on the passage of time, held by Dr. Mackay as of a Change in Control shall vest in full upon the consummation of the Change in Control, subject to Dr. Mackay remaining in a service relationship with Rallybio or its subsidiaries (for the avoidance of doubt, including as a consultant hereunder) through the date of such Change in Control.

i.As used herein, “Change in Control” shall mean the consummation of (1) the sale of all or substantially all of the assets of Rallybio on a consolidated basis to an unrelated individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) (a “Person”); (2) a merger, reorganization or consolidation pursuant to which the holders of Rallybio’s outstanding voting securities immediately prior to such transaction do not own more than fifty percent (50%) of the outstanding voting securities of the surviving or resulting entity (or its ultimate parent, if applicable); (3) the acquisition of more than fifty percent (50%) of the outstanding voting securities of Rallybio in a single transaction or a series of related transactions by any Person; or (4) the complete dissolution or liquidation of Rallybio; provided, , that Rallybio’s initial public offering, any subsequent public offering or anther capital raising event, a merger effected solely to change Rallybio’s domicile or any acquisition by Rallybio or any employee benefit plan (or related trust) sponsored or maintained by Rallybio or any of its subsidiaries or affiliates shall not constitute a “Change in Control”.

4.Duration. The period of this Agreement (the “Consulting Period”) will commence on the Effective Date and will terminate on the one-year anniversary of the Effective Date, unless the Consulting Period is extended by mutual agreement of Dr. Mackay and the Chief Executive Officer of Rallybio and approved by the Board, or is earlier terminated as provided herein.

5.Termination of this Agreement. Dr. Mackay may terminate this Agreement upon sixty (60) days prior written notice to Rallybio. Rallybio may terminate this Agreement upon sixty (60) days prior written notice to Dr. Mackay. In the event of such termination by Rallybio, Dr. Mackay shall be entitled to payment of any earned but unpaid Consulting Fee through the date of termination and reimbursement of Expenses properly incurred prior to the date of termination.

6.Continuing Obligations. Dr. Mackay acknowledges and agrees that he remains bound by his obligations under (a) the Confidential Information and Invention Assignment Agreement, dated January 5, 2018, which Dr. Mackay signed in connection with his employment, including without limitation the obligations under Sections 2 - 8 thereof, and (b) the Employment Agreement, including without limitation the obligations under Sections 11 and 12 thereof; in each case that survive the termination of Dr. Mackay’s employment in accordance with the respective terms thereof (collectively, the “Continuing Obligations”).

7.Representations and Warranties. Dr. Mackay represents and warrants that: (a) Dr. Mackay has the full right and authority to enter into this Agreement and perform Dr. Mackay’s obligations hereunder; and (b) Dr. Mackay’s execution, delivery and performance of this Agreement will not result in any breach of or constitute a default under or require any consent under, any agreement to which Dr. Mackay is a party or is otherwise bound.

8.Independent Contractor. Following the Employment Term Date, Dr. Mackay’s relationship with Rallybio shall be that of an independent contractor, and Dr. Mackay shall not be an employee of Rallybio for any purpose whatsoever. Unless otherwise agreed by the parties herein or otherwise in writing, Dr. Mackay shall not be entitled to participate in any fringe benefits or privileges given or extended by Rallybio to its officers and employees, including medical benefits, retirement plans or equity incentive plans. Dr. Mackay shall be responsible for the payment of all federal, state and local taxes, including withholding taxes, and, at the request of Rallybio, Dr. Mackay shall provide to Rallybio evidence that all of such payments have been made.

9.Further Assurances. Dr. Mackay and Rallybio will execute all documents and take all such actions to effect the transactions contemplated in this Agreement, as reasonably requested by the other and at the requesting party’s expense.

10.Notices. Any notice or other communication hereunder shall be in writing, shall be given either by email, in person or by certified or registered mail (return receipt requested), addressed to the party to be notified at its address first set forth herein, and shall be deemed sufficiently given as of the third day thereafter. Either party may, by written notice to the other, change its address for receiving such notices and communications.

11.Assignability. This Agreement shall inure to the benefit of any assignee of Rallybio, and Dr. Mackay specifically agrees on demand to execute any and all necessary documents in connection therewith. Dr. Mackay may not assign this Agreement or delegate the performance of his obligations hereunder without the express written consent of Rallybio. Rallybio may assign any of its rights or obligations to a third party hereunder without consent of Dr. Mackay. Any attempted assignment or delegation in contravention of this Section 11 shall be null and void ab initio.

12.Governing Law; Venue. The provisions of Section 19 of the Employment Agreement shall apply to this Agreement mutatis mutandis.

13.Word Meanings. The words “herein,” “hereinafter,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. The singular shall include the plural and the masculine gender shall include the feminine and neuter, and vice versa, unless the context otherwise requires. The words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation” and shall not be construed to limit any general statement that it follows to the special or similar items or matters immediately following it.

14.Entire Agreement. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, written or oral, express or implied, with respect to the subject matter hereof, provided that nothing herein will limit or supersede the Continuing Obligations. As of the Effective Date, the Employment Agreement will terminate; provided that the provisions thereof that are intended to survive its termination, including, but not limited to the Continuing Obligations, will remain in effect in accordance with their terms.

15.Severability. Dr. Mackay hereby agrees that each provision herein shall be treated as a separate and independent clause, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses of this Agreement. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable at law, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear.

16.Survival. Provisions intended to survive termination of this Agreement shall survive termination or expiration of this Agreement.

17.Counterparts; Facsimile or Electronic Execution and Delivery. This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument. Facsimile or electronic execution or delivery of this Agreement shall constitute legal, valid and binding execution or delivery for all purposes.

[Signature page follows.]

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto, as of the Effective Date.

RALLYBIO CORPORATION

By:
Name:
Title:

Date: ____________________

RALLYBIO, LLC

By:
Name:
Title:

Date: ____________________

MARTIN MACKAY:

Martin Mackay, Ph.D.

Date: ______________________

Address: ____________________
____________________
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